Exhibit 99.1

FOR IMMEDIATE RELEASE

August 19, 2016

Your Community Bankshares Shareholders

Approve Merger Agreement With WesBanco

NEW ALBANY, Ind. (August 19, 2016) - Your Community Bankshares, Inc. (NASDAQ: YCB), the holding company for Your Community Bank, announced today that YCB shareholders voted to approve the Agreement and Plan of Merger, dated May 3, 2016, between WesBanco, Inc. (WesBanco) and YCB.   98.75 percent of votes cast at a special meeting of YCB shareholders voted in favor of the merger, representing 69.97 percent of all outstanding YCB shares as of the record date. Subject to satisfaction of all remaining closing conditions for the transaction, which is expected to be completed before the end of the third quarter of 2016, YCB will be merged with and into WesBanco, and Your Community Bank will be merged with and into WesBanco Bank. Your Community Bank’s 36 financial centers in Indiana and Kentucky will become financial centers of WesBanco Bank.

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About Your Community Bankshares, Inc.

Your Community Bankshares, Inc. is a bank holding company headquartered in New Albany, Indiana and includes its wholly owned, state-chartered subsidiary bank, Your Community Bank. The Company operates 36 financial centers in Indiana and Kentucky. The Bank is engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit and automobile loans. Additionally, the Bank originates and sells into the secondary market mortgage loans for the purchase of single-family homes. For more information, visit www.yourcommunitybank.com.

About WesBanco:

WesBanco is a multi-state, bank holding company with total assets of approximately $8.4 billion (as of June 30, 2016). WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management. WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with more than $3 billion of assets under management, and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds. WesBanco’s banking subsidiary, WesBanco Bank, Inc., operates 141 financial centers in the states of Ohio, Pennsylvania, and West Virginia. In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Wesbanco’s common stock trades on the Nasdaq Global Select Market under the symbol “WSBC”.

Statements in this press release relating to the YCB’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. YCB’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2015 Form 10-K and subsequent 10-Q filed with the Securities and Exchange Commission.

Contacts

Your Community Bankshares, Inc.

Paul Chrisco, 812-981-7375

CFO